Exhibit 2.7

FORM OF

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”), made and entered into as of the [   ] day of [   ], 2020 (the “Effective Date”), by and between ARCONIC INC., a corporation organized under the laws of Delaware (“Licensee”) and ARCONIC ROLLED PRODUCTS CORP., a corporation organized under the laws of Delaware (“Licensor”).

WHEREAS, Licensor and Licensee entered into a Separation and Distribution Agreement having an effective date of the [   ] day of [   ], 2020 (“Separation and Distribution Agreement”); unless specifically defined in this Agreement, any capitalized term in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement.

WHEREAS, Licensor formerly operated as a business unit of Licensee;

WHEREAS, as part of and further to the Separation and Distribution Agreement: (a) Licensor and Licensee are now two separate publicly traded companies; and (b) Licensor was assigned all right, title, and interest to the trademark “ARMX” (the “Licensed Mark”);

WHEREAS, Licensee wishes to license from Licensor the right to the Licensed Mark as hereinafter defined below;

WHEREAS, Licensee wishes to obtain from Licensor, subject to the terms and conditions set forth in this Agreement, the right and license to use, have used, manufacture, have manufactured, sell, have sold, advertise, have advertised, import, have imported, export, have exported, offer for sale, and have offered for sale the Licensed Products (later defined) using the Licensed Mark (the “Licensed Purpose”);

WHEREAS, Licensor is willing to grant such rights, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       Grant and Scope of License.

1.1       Grant of License. Licensor on behalf of itself and its Affliates hereby grants to Licensee the limited licenses to use and have used the Licensed Mark: (i) for the Licensed Products as set forth on Schedule 2; and (ii) as set forth on Schedule 1, concerning agreements entered into by Licensee prior to the Effective Date (“Existing Agreements”). For the avoidance of doubt, Licensor also grants to Licensee and its subsidiaries and affiliates a non-exclusive, worldwide royalty-free license for continued use of the Licensed Mark for the production and sale of inventory containing the Licensed Mark applied to such products during the Transition Period as set forth in section 8.2 of the Separation and Distribution Agreement and in Schedule 2 of this Agreement. Licensee will not, however, use the Licensed Mark except for the production and sale of inventory as provided in this Section 1.1 and in Section 8.2 of the Separation and Distribution Agreement and Schedule 2 of this Agreement. For avoidance of doubt, to the extent that any of the licenses granted by the terms of this Agreement include any right to sublicense, such right to sublicense shall extend to Licensee’s subsidiaries and joint venturers.

1.2       Goodwill. Licensee expressly recognizes and acknowledges that its use of the Licensed Mark shall inure solely to the benefit of Licensor, and shall not confer on Licensee any ownership rights to the Licensed Mark. Licensee agrees and covenants that it shall not challenge, contest, or take any actions inconsistent with Licensor’s exclusive rights of ownership of the Licensed Mark.

1.3       Trademark Notices. All print and electronic displays of the Licensed Mark by Licensee shall include at Licensor’s option, a notice to the effect that the Licensed Mark are owned by Licensor and used by Licensee under license from Licensor.

1.4       Licensee Cooperation. Licensee agrees to reasonably cooperate with Licensor in achieving registration of the Licensed Mark worldwide, and in maintaining and protecting existing registrations therefor at Licensor’s sole expense. Licensee shall execute any and all documents which Licensor may reasonably request in support of such registrations, and, at Licensor’s request, Licensee shall provide use evidence, testimony, and documentation that may be required in any ex parte or inter partes administrative proceedings and prosecutions, maintenance and renewals involving registrations of the Licensed Mark, at Licensee’s sole expense.

1.5       Quality Control, Licensor Approvals. Licensor, as owner of the Licensed Mark, shall have the right at all times to control and approve the nature and quality of the Licensed Products (and the Licensed Mark thereon), and to inspect Licensee’s business operations upon reasonable prior notice for the purpose of ensuring that a high level of quality of the Licensed Products is being maintained by Licensee. At Licensor’s reasonable request during each calendar year, Licensee shall submit samples to Licensor, at no cost to Licensor, and shall not materially depart therefrom without Licensor’s prior express written consent. The Licensed Products, as well as all promotional, packaging and advertising material relative thereto, shall include all appropriate legal notices as required by Licensor. No more frequently than once per year, a third party auditor chosen by Licensor and approved by Licensee, such approval not to be unreasonably withheld, shall be entitled at any time on reasonable notice to the Licensee to enter, during regular business hours, any premises used by the Licensee or its manufacturers for the manufacture, packaging or storage of the Licensed Products, to inspect such premises, all plant, workforce and machinery used for manufacture, packaging or storage of Licensed Products and all other aspects of the manufacture, packaging and storage of Licensed Products (“Access Rights”). Prior to exercising such Access Rights, the third party auditor shall enter into a nondisclosure agreement with Licensee that, among other terms deemed acceptable by Licensee and such third party auditor, shall: (a) limit the content of any report made by the third party auditor to Licensor to a description of the manner in which, and the conditions under which, the Licensed Mark are used by Licensee or its manufacturers; and (b) prevent the disclosure of any of Licensee’s trade secrets and/or Confidential Information. To the extent reasonably practicable, all Licensed Products shall include notices on labeling and packaging for the Licensed Products stating that the Licensed Mark is owned by Licensor and used by Licensee under license from Licensor. The Licensed Products shall be of a quality commensurate with previous production or the samples approved by Licensor. If the quality of a class of the Licensed Products falls below such standards, Licensee shall use commercially reasonable efforts to restore such quality. In the event that Licensee has not taken appropriate steps to restore such quality within one-hundred twenty (120) days after notification by Licensor, Licensor shall have the right to terminate this Agreement.

1.6       Compliance with Trademark Usage Guidelines. Licensee agrees to comply with Licensor’s trademark usage guidelines and any other policies and requirements applicable to the Licensed Mark.

2.       Enforcement of Intellectual Property.

If legally able and without breaching any confidentiality provisions of a contract with a third party, in the event that Licensee becomes aware that any third party is infringing the Licensed Mark, Licensee shall promptly notify Licensor and provide pertinent details. Licensor shall have the right in its sole discretion to bring a legal action for infringement against the third party, together with the right to enforce and collect any judgment thereon. If Licensor elects to exercise such right, Licensee shall, at Licensor’s request, provide reasonable assistance to Licensor, at the sole expense of Licensor.

3.       Indemnification.

Licensee shall defend, indemnify and hold harmless Licensor and its officers, directors, employees, agents, corporate subsidiaries, parents, and affiliates (“Licensor Indemnitees”) from and against any and all demands, claims, actions or causes of action, assessments, deficiencies, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), incurred in conjunction with or arising out of or relating to any third-party claim concerning the Licensed Products and any acts or omissions of Licensee with respect to the Licensed Mark, including without limitation Licensee’s performance of its obligations under this Agreement. The Licensor Indemnitees agree to cooperate with Licensee, at Licensee’s expense, to provide copies of any documents or materials reasonably requested by Licensee in support of its defense of the Licensor Indemnitees.

4.       Term and Termination.

4.1       Term. The Term of this Agreement will commence on the Effective Date and shall continue for the time periods set forth in Schedules 1 and 2 unless sooner terminated in accordance with the terms of this Agreement.

4.2       Termination for Breach. Licensor and Licensee will be entitled to terminate this Agreement by written notice to the other party in the event the other party is in material breach of any of its obligations hereunder and shall fail to remedy any such default within one hundred twenty (120) days after notice thereof by the non-breaching party.

4.3       Termination Upon Bankruptcy. Either party may terminate this Agreement by written notice to the other in the event of: (a) the other party’s making assignment for the benefit of its creditors or filing a voluntary petition under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import; or (b) the filing of an involuntary petition against the other party under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under any law of like import; or (c) the appointment of a trustee or receiver for the party or its property.

4.4       Survival of Obligations; Return of Confidential Information. Notwithstanding any expiration or termination of this Agreement, Sections 1.4, 3, 4.4, 5.1, 5.2, and 6.1 through 6.11 shall survive and continue to be enforceable as set forth herein. Upon any expiration or termination of this Agreement, Licensee shall promptly return to Licensor, or at Licensor’s direction, destroy all Licensor confidential information and all copies thereof in Licensee’s possession.

5.       Representations and Warranties.

5.1       Licensor represents and warrants to Licensee that Licensor’s performance of its obligations under this Agreement is not in conflict with, and will not result in a breach of or constitute a default under, any other contract, instrument, rule of law or order of any court or governmental agency to which Licensor is a party or by which Licensor is bound.

5.2       Licensee represents and warrants to Licensor that Licensee’s performance of its obligations under this Agreement are not in conflict with, and will not result in a breach of or constitute a default under, any other contract, instrument, rule of law or order of any court or governmental agency to which Licensee is a party or by which Licensee is bound.

5.3       No Warranty. But for the warranty set forth in section 5.1., supra, Licensor, by this Agreement, makes no warranties or guarantees, either express or implied, arising by law or otherwise with regard to the Licensed Mark and/or the Licensed Products. In particular, Licensor assumes no obligation and makes no representations or warranties hereunder, express or implied, in law or in fact, with respect to: (i) the utility, quality or characteristics of the Licensed Mark or any use, embodiment, or modification thereof; (ii) the use of any Licensed Product, embodiments, or modifications thereof, or (iii) whether such Licensed Products, or any use, embodiments, or modifications thereof, would be in compliance with any federal, state or local laws, regulations, standards or criteria with respect to any claim which may arise in connection with any sale or use of Licensed Products. LICENSOR SPECIFICALLY DISCLAIMS, AND WILL HAVE NO OBLIGATION OR LIABILITY FROM THIS AGREEMENT WITH REGARD TO THE LICENSED MARK FOR ANY: (1) IMPLIED WARRANTY OF MERCHANTABILITY; (2) IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (3) IMPLIED WARRANTY OF NONINFRINGEMENT; AND (4) implied warranty of any other type.

6.       Miscellaneous.

6.1       Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

6.2       Jurisdiction and Venue. Each of the parties: (a) submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware for any action or proceeding arising out of, or relating to, this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; and (c) agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

6.3       Waiver. The waiver by one party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

6.4       Waiver of Jury Trial. To the fullest extent permitted by applicable law each party hereby irrevocably waives all right of trial by jury in any action, proceeding, claim, or counterclaim arising out of or in connection with this Agreement or any matter arising hereunder.

6.5       Notices. Any notice or other communication under this Agreement shall be effective when: (a) delivered in person; (b) if mailed, when deposited in the mail by registered or certified mail, return receipt requested; or (c) if delivered by overnight mail by a recognized overnight carrier (e.g., FedEx, UPS, DHL). All such notices and other communications shall be addressed to the other party as follows:

If to Licensor:	If to Licensee:

Arconic Inc.	Arconic Rolled Products Corp.
201 Isabella Street	201 Isabella Street
Pittsburgh, PA 15212	Pittsburgh, PA 15212
Attn.: General Counsel	Attn: General Counsel

6.6       No Agency. Nothing herein shall be deemed to constitute Licensor, on the one hand, or Licensee, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall be responsible for the acts or omissions of the other. No party will have authority to speak for, represent or obligate the other party in any way without prior written authority from such other party.

6.7       Entire Agreement. This Agreement and the Separation and Distribution Agreement together contain the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties.

6.8       Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

6.9       Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected and the invalid provision shall be severed herefrom.

6.10     Assignment. This Agreement may not be assigned by Licensee without the consent of Licensor which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no such consent of Licensor is required under this Agreement in the event of a Change of Control of Licensee so long as: (a) the resulting, surviving or transferee Person assumes all the obligations of the Licensee by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the Licensor; and (b) the licenses granted herein shall not be transferrable or sublicensable to Affiliates of such Person unless such Affiliates were Affiliates of Licensee prior to such Change of Control.

6.11     Counterparts; Images Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument. Scanned PDF copies of signatures and facsimile copies of signatures may be deemed original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the Effective Date.

ARCONIC INC.

By

Name:

Title:

ARCONIC ROLLED PRODUCTS CORP.

By

Name:

Title: